EX-99.23.p.ii
                                CODE OF ETHICS OF
                     THE NORTHERN TRUST COMPANY AND NORTHERN
                        TRUST QUANTITATIVE ADVISERS, INC.
                            AS INVESTMENT ADVISERS TO
                         REGISTERED INVESTMENT COMPANIES


This Code of Ethics ("the Code") has been adopted by The Northern Trust Company and Northern Trust Quantitative Advisers, Inc. (collectively, "Northern") in compliance with Rule 17j-1(b)(1) promulgated by the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940. That rule requires each investment adviser of a registered investment company to adopt a written code of ethics. In certain respects the Code imposes requirements that exceed those imposed by law.

The purpose of the Code is to establish general principles governing the conduct of Northern's employees in connection with Northern's services as investment adviser to registered investment companies, and to establish procedures to enhance compliance with those general principles and, in particular, to prevent Access Persons from engaging in any act, practice, or course of business prohibited by SEC Rule 17j-1(a).

For the purposes of the Code, an Access Person is a Northern employee who, with respect to any registered investment company for which Northern serves as investment adviser (an "Investment Company"), (1) makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to an Investment Company; or (2) who, in connection with his or her duties, obtains any information concerning securities recommendations being made by Northern to an Investment Company. For purposes of the Code, an "Investment Person" -- which is a subcategory of all Access Persons
- is a Northern employee who (1) is engaged in the management of securities held by an Investment Company as a portfolio manager, co-manager or member of the portfolio management team, whether or not that person is primarily engaged in the management of other accounts (hereinafter a "Portfolio Manager"); or (2) is engaged in investment research or fixed income research activities related to securities held or to be acquired by an Investment Company; or (3) is engaged in trade execution activities for Investment Company securities.

Rule 17j-1(a) renders it unlawful for any affiliated person of an investment adviser of a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired1 by such registered investment company --

1. To employ any device, scheme or artifice to defraud such registered investment company;

         To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

2. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company; or

3. To engage in any manipulative practice with respect to such registered investment company.

                                     Part I
                               General Principles


A. The Code governs the conduct of each Access Person of Northern.

B. All Access Persons shall act at all times to give priority to the interests of each Investment Company and to the interests of the shareholders of each Investment Company. All Access Persons shall conduct all personal securities transactions consistent with the Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of the Access Person's position of trust and responsibility with respect to any Investment Company. A fundamental principle underlying the Code is that no Access Person should take any inappropriate advantage of his or her position. In addition, Access Persons are generally discouraged from engaging in short-term speculative trading, excessive trading and trading which interferes with an employee's job responsibilities. Compliance with the Code is a condition of employment of each Access Person. Violation of any of the foregoing principles or of any other specific provision of the Code is grounds for disciplinary action, including termination of employment.

C. No Access Person shall engage in any of the conduct prohibited by Rule 17j-1(a), quoted above, in connection with an Investment Company.

D. Access Persons are subject to and must comply with the policy on Gifts, Bequests, Meals, Entertainment and Loans from Client or Vendors to Staff Members contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

E. An Access Person should not serve as a member of a board of directors of a publicly-held company. Exceptions to this policy require the written approval of the Access Person's Business Unit Head or President.

F. Each Access Person shall certify annually on the prescribed form that he or she has read and understood the Code, recognizes that he or she is subject thereto, has complied with the Code, including the securities trading provisions in Part II thereof, and will continue to comply with the Code so long as he or she remains an Access Person.

G. The Chief Investment Officer of Northern shall designate a Review Officer who shall review all reports of securities holdings and securities transactions submitted pursuant to the Code or to Rule 17j-1 in order to seek to identify any possible violation of the Code. The Review Officer shall report any apparent violation of the Code to Northern's Chief Compliance Officer for appropriate action.

H. Northern shall preserve in an easily accessible place:

o (i) a copy of the predecessor of the Code, of the Code and of any amendments to the Code for a period of five years after it was last in effect;

o (ii) a record of any violation of the Code and of any action taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred;

o (iii) a copy of each report made by an Access Person pursuant to Rule 17j-1 for a period of five years from the end of the fiscal year in which the report was made; and

o (iv) a list of all persons who are, or within the prior five years have been, required to make reports pursuant to Rule 17j-1 and a list of all persons responsible for reviewing such reports.

I. All questions of interpretation of provisions of the Code shall be submitted in writing to and resolved by the General Counsel or his designee2 ("Legal Counsel") and resolved by Legal Counsel. Pending resolution of any issue submitted to Legal Counsel, any uncertainty about the scope of any provision of the Code should be resolved in favor of a broader rather than narrower interpretation. The General Counsel also reserves the right in appropriate circumstances to grant waivers from any requirements under this Code.

                                     Part II
              Provisions Regarding Personal Securities Transactions


The following provisions pertain to securities transactions in all accounts of an Access Person (including accounts of an Investment Person or a Portfolio Manager whenever specifically indicated). For purposes of these provisions, the accounts of a person include all accounts in the name of the person, all accounts of the person's spouse, all accounts of any minor children or other relatives (by marriage or otherwise) living in the person's home and all such accounts in which any of the foregoing persons has any beneficial ownership interest or over which he or she exercises control or investment influence. References in this Part II to transactions by a person refer to transactions in any account of the person as defined in this paragraph. Limitations on the scope of the meaning of "all accounts of an Access Person" in the circumstances of a particular person may be made in writing by Legal Counsel upon the written request of an Access Person. Any such request shall set forth in reasonable detail the facts and circumstances, and shall include an explanation why the requested limitations will not enable the person to circumvent the objectives of the Code.

A. All securities accounts of an Access Person shall be maintained at Northern Trust Securities, Inc. ("NTSI"), or at another brokerage firm selected by the Access Person, provided that notice pursuant to the prescribed form has been provided by the Access Person to the Review Officer before placing any orders.

B. Duplicate confirmations for all transactions and duplicate statements for all accounts of an Access Person, whether or not all such accounts are maintained at NTSI, shall be provided by the broker/dealer directly to the Review Officer, who shall review all such information to assure that each Access Person has complied with the Code in all respects.

C. Each Access Person shall inform the Review Officer, using the prescribed form, of all securities (whether or not publicly traded) in which the Access Person has any beneficial ownership not later than ten (10) days after commencing employment. Not later than January 30 each year, each Access Person shall provide the Review Officer with a list of all securities (whether or not publicly traded) in which the Access Person had any beneficial ownership as of the preceding December 31. In lieu of a separate listing of holdings, where all securities in question are held in an account with a broker-dealer, another bank or other custodian, the Access Person may provide written certification of the accuracy and completeness of statements provided by the Investment Person's agent(s). An Access Person may exclude from such lists all securities of the types described in footnote 4. The concept of beneficial ownership is defined in footnote 5.

D. No Access Person shall engage in any securities transaction without prior approval by the Review Officer. Requests for approval shall be submitted on the prescribed form. The purpose of this "preclearance" requirement is to foster compliance with other provisions of the Code. The preclearance requirement does not apply to purchases of debt obligations issued or guaranteed by the United States Government, its agencies or instrumentalities; high quality short-term debt instruments, including but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements; shares of registered open-end investment companies; and securities issued by Northern Trust Corporation. Each approval for a proposed transaction shall be valid until 5 p.m. Central Time on the first day the financial markets are open for trading following the day of approval.

E. The foregoing prohibition on the purchase of securities without prior approval does extend to securities purchased in a private placement. The purchase of securities in a private placement by an Investment Person must be approved in writing by the Chief Investment Officer ("CIO"). In determining whether an Investment Person's purchase of privately placed securities will be approved, the CIO shall take into account, among other factors, whether the investment opportunity should be reserved for an Investment Company and whether the investment opportunity is being offered to the Investment Person by virtue of his or her relationship to an Investment Company. The purchase of securities in a private placement by the CIO must be approved in writing by the CIO's immediate supervisor.

F. The fact of an Investment Person's ownership of privately placed securities shall be disclosed to the CIO at any time when, to the knowledge of the Investment Person, an Investment Company is considering the purchase or sale of other securities issued by the issuer of the privately placed securities. This separate disclosure must be made even though the Investment Person has previously disclosed the ownership of the privately placed securities in compliance with Parts II.C and II.E of the Code. No Investment Person may participate in any investment decision on behalf of an Investment Company which involves the issuer of securities whose privately placed securities are held by the Investment person without first disclosing in writing the fact of his or her ownership of the privately placed securities to the CIO and the Review Officer. The CIO shall determine whether the proposed investment is consistent with the Investment Company's investment objectives and is consistent with the best interests of the Investment Company before the Investment Company may purchase the security. The CIO's determination shall be in writing and forwarded to the Review Officer.

G. Restrictions Applicable to all Access Persons
1. No Access Person shall purchase any equity securities issued as part of an initial public offering until three business days after the public offering date.
2. No Access Person shall engage in a securities transaction at a time when an Investment Company has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.
3. No Access Person shall purchase or sell any security for a period of five business days after the security has been added to the Guidance List, the Institutional List or the International List. In addition, no Access Person shall purchase or sell any security for a period of five business days after the internal rating on a security within the Guidance List has moved away from Neutral in either direction.
4. No Access Person shall engage in a securities transaction when the Access Person knows at the time of the transaction that such security is being considered for purchase or sale by an Investment Company.

H. In addition to the restrictions contained in Part II. G. above, no Portfolio Manager shall engage in a securities transaction during the period beginning seven calendar days before and ending seven calendar days after the day on which an Investment Company managed, co-managed or for which the individual is part of the portfolio management team has purchased or sold that same security.

I. The foregoing prohibitions on transactions by Access Persons and by Portfolio Managers do not apply where the Investment Company in question limits its investments to purchases of securities or derivatives for the purpose of replicating a major stock or bond index.3

J. For purposes of the foregoing prohibitions, "securities transaction" does not include a transaction in debt obligations issued or guaranteed by the United States Government, its agencies or instrumentalities; high quality short-term debt instruments, including but not limited to bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements, and shares of registered open-end investment companies.

K. Personal securities transactions by Access Persons in stocks of companies with market capitalization of $50 billion or more at the time of purchase or sale are not subject to the blackout periods or pending buy or sell order restrictions noted in Parts II G 2, 3 and 4 and H, above. However, such transactions are still subject to the preclearance requirement noted in Part II D, above.

L. Any profit realized as a result of any transaction that is not in compliance with Part II of the Code must be disgorged to the Northern Trust Company Charitable Trust for such disposition as such Charitable Trust determines in its sole discretion.

M. In addition to the disgorgement penalty and consistent with the general principles set forth in Part I, above, if review of an Access Person's personal trading activity detects any abuse, appropriate disciplinary action may be taken. Such action may include, but is not limited to, restricting the Access person's ability to conduct personal securities transactions, imposing holding periods on securities acquired by the Access Person or terminating the employee.
N. SEC Rule 17j-1(c) requires that each Access Person shall provide Northern with the following information with respect to transactions in any security4 in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership5 in the security:

o (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

o (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

o        (iii) The price at which the transaction was effected; and

o (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

Northern  shall  inform  each  Access  Person  who is under a duty to make  such reports. These reports must state the date the report is submitted and must be submitted within 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Northern will accept in lieu of such report duplicate trade confirmations and monthly accounts statements, provided they contain the required information and are received within the required time frame.

Revised December 1999

Footnotes

1 For these purposes, a security held or to be acquired by a registered investment company is a security which, within the most recent 15 days, is or has been held by the investment company or is being or has been considered by it, or by Northern as adviser, for purchase by the investment company, and includes an option to purchase or sell such a security.

2 Any written communication provided for under the Code may be accomplished by facsimile or electronic transmission.

3 It should be noted, however, that the "blackout" periods specified in Part II do not supersede, but rather supplement, the general prohibitions against deceptive, fraudulent and manipulative practices in connection with securities held or to be acquired by a registered investment company. See footnote 1 on page 1.

4 For purposes of this requirement, "security" does not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

5 A person is a "beneficial owner" of a security for purposes of the Code and Rule 17j-1 if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person's immediate family sharing the same household; (2) a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person's right to dividends that is separated or separable from the underlying securities; (4) a person's interest in securities held by a trust; and (5) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable. An indirect pecuniary interest would include, for example, the right of a Northern employee to acquire Northern stock pursuant to an employee stock option.